EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2016, with respect to the consolidated financial statements of Aegerion Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Aegerion Pharmaceuticals, Inc., included in Aegerion Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission, incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-214202) and related Prospectus of QLT Inc. for the registration of 25,588,397 shares of QLT Inc.’s common shares.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 22, 2016